Exhibit 99.1


                                     Contact: Corporate Communications
                                                          847-700-5538


                   UAL BOARD ELECTS JAMES E. GOODWIN
                 CHAIRMAN AND CHIEF EXECUTIVE OFFICER


     CHICAGO, March 25, 1999 - The Board of Directors of UAL Corporation (NYSE:UAL) has elected James E. Goodwin to succeed Gerald Greenwald as chairman and chief executive officer, effective July 1999. UAL is the parent company of United Airlines.
     Goodwin, 54, joined United in 1967. He has worked in virtually every management department - including finance, maintenance, marketing, airport operations and reservations - and is widely recognized for his extensive knowledge of the company and the airline industry.
     "Jim brings to the table a rare combination of hands-on experience, judgment and leadership," said Greenwald, United's chairman and CEO since July 1994. "During the course of our five-month search for the person to guide United through its next period of growth and development, we met and talked with many exceptional executives whose talents and accomplishments clearly qualified them as strong candidates. As we proceeded, it became clear to us that Jim was the template against which we were measuring everyone else. He emerged as the gold standard."
     Goodwin currently is president and chief operating officer, a post he was appointed to in September of 1998. In his previous position as senior vice president-North America, Goodwin had profit responsibility for all North American markets and, in that capacity, was responsible for customer service and all revenue-generation activities in the North American markets, including sales, reservations and city ticket offices. Prior to that position, Goodwin served as senior vice president-international, where he performed similar duties. Before that he had been senior vice president-maintenance operations in San Francisco.
     "I am honored by the Board's confidence and deeply appreciative of the trust and support I have received from my fellow employees," Goodwin said. "United has come a

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very long way since Jerry Greenwald took over in mid-1994.  The main challenges I see ahead are meeting the needs of an increasingly sophisticated customer on a global basis and building upon the strides we have made already to improve the relationship among management, unions and all employees. These are the keys to industry leadership and financial growth for United. Our prospects are greater than ever before, and the competition is greater than ever before. I know I can rely on the strength of our management team and the dedication of the more than 95,000 professionals whose performance has defined and always will define our success."
     "I am going to do my very best to build on what Jerry has achieved not only for United, but for all of us -- employees, shareholders, and customers alike, added Goodwin".